Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-77526 and Registration Statement Nos. 33-65980, 333-70477, and 333-151645 on Form S-8, and Registration Statement Nos. 333-189408, 333-196739, 333-202599 and 333-203293 on Form S-3 of our report dated February 20, 2015 (May 7, 2015 as to Notes 1, 2, 9, 13, and 18), relating to the consolidated financial statements of Fossil Group, Inc., and subsidiaries appearing in this Current Report on Form 8-K of Fossil Group, Inc. dated May 7, 2015.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

May 7, 2015